Exhibit 23.4
21 October 2010
MCE Finance Limited
36th Floor,
The Centrium, 60 Wyndham Street
Central, Hong Kong
Ladies and Gentlemen:
     We hereby consent to the filing of our opinion as an exhibit to Amendment no. 1 to the registration statement on Form F-4 filed by MCE Finance Limited on 21 October 2010 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and to the use of our name under the caption “Enforcement of Civil Liabilities” and “Legal Matters” in the prospectus included in such registration statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.
Sincerely yours,
/s/ Manuela António
Manuela António
Manuela António Law Office